UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2017

HILL-ROM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	1-6651 (Commission File Number)	35-1160484 (IRS Employer Identification No.)

Two Prudential Plaza, Suite 4100 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

(312) 819-7200
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement

On February 14, 2017, Hill-Rom Holdings, Inc. (“Hill-Rom”) completed its previously announced private offering (the “Offering”) of $300 million aggregate principal amount of 5.0% Senior Notes due 2025 (the “Notes”) pursuant to a purchase agreement, dated February 9, 2017, by and among Hill-Rom, certain subsidiary guarantors party thereto (the “Subsidiary Guarantors”) and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein.

In connection with the closing of the Offering, Hill-Rom and the Subsidiary Guarantors entered into an Indenture, dated February 14, 2017 (the “Indenture”), between Hill-Rom, the Subsidiary Guarantors and MUFG Union Bank, N.A., as trustee (the “Trustee”).

The Indenture provides, among other things, that the Notes will be senior unsecured obligations of Hill-Rom. Hill-Rom’s payment obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Subsidiary Guarantors. Interest is payable on the Notes on February 15 and August 15 of each year, beginning on August 15, 2017. The Notes will mature on February 15, 2025.

The Indenture contains restrictive covenants that, among other things, limit the ability of Hill-Rom and the Subsidiary Guarantors to: (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets or issue capital stock of restricted subsidiaries; (v) create liens; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; and (vii) engage in certain transactions with affiliates. These covenants are subject to a number of important limitations and exceptions that are described in the Indenture.

The Indenture provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) nonpayment of principal, premium, if any, and interest, when due; (ii) breach of covenants in the Indenture; (iii) defaults relating to the failure to pay at final maturity or the acceleration of certain other indebtedness; (iv) a failure to pay certain judgments; and (v) certain events of bankruptcy and insolvency. If an event of default occurs and is continuing, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, accrued and unpaid interest, if any, on all the Notes to be due and payable. These events of default are subject to a number of important qualifications, limitations and exceptions that are described in the Indenture.

The Notes will also be redeemable at the option of Hill-Rom, in whole or in part, at any time on or after February 15, 2020 pursuant to a customary schedule of declining redemption prices. In addition, Hill-Rom may redeem some or all of the Notes prior to February 15, 2020 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to February 15, 2020, Hill-Rom may redeem up to 40% of the aggregate principal amount of the Notes using the proceeds of certain equity offerings at a redemption price equal to 105.00% of the aggregate principal amount of the Notes.

The Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01                                           Other Events.

As previously announced, Welch Allyn, Inc., a wholly-owned subsidiary of Hill-Rom, entered into a definitive agreement (the “Mortara Purchase Agreement”) with Mortara Instrument, Inc. (“Mortara”) to purchase all of the issued and outstanding shares of Mortara for $330 million (the “Mortara Acquisition”).

On February 14, 2017, Hill-Rom announced that it had completed the Mortara Acquisition, pursuant to the Mortara Purchase Agreement.  Hill-Rom used the net proceeds from the Offering described above, together with available cash balances, to finance the Mortara Acquisition and to pay related transaction fees and expenses.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
4.1

Indenture, dated February 14, 2017, among Hill-Rom Holdings, Inc., the subsidiary guarantors party thereto, and MUFG Union Bank, N.A., as trustee, including the form of note attached as an exhibit thereto

99.1	Press release dated February 14, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC. (Registrant)

DATE: February 14, 2017	By:	/s/ STEVEN J. STROBEL

	Name:	Steven J. Strobel
	Title:	Senior Vice President and Chief Financial Officer (duly authorized officer and principal financial officer)

Exhibit Index

Exhibit No.	Description
4.1

Indenture, dated February 14, 2017, among Hill-Rom Holdings, Inc., the subsidiary guarantors party thereto, and MUFG Union Bank, N.A., as trustee, including the form of note attached as an exhibit thereto

99.1	Press release dated February 14, 2017